UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 17, 2016

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The terms of the Investment and Contribution Agreement (the “Agreement”) between Virtus Investment Partners, Inc. (the “Company”) and a predecessor to the Bank of Montreal (“BMO”), provide that, for so long as BMO owns at least 10% of the Company’s outstanding common stock, BMO has the right to designate one director nominee (the “Investor Designate”) for election to the Board of Directors of Virtus Investment Partners, Inc. (the “Board”), subject to satisfaction of all legal and governance requirements regarding service as a director of the Company. Mr. Russel Robertson has served as the Investor Designate since May 2013.

On August 17, 2016 Mr. Robertson tendered his resignation as a Director of the Company which became effective upon acceptance by the Board on August 17, 2016. On August 17, 2016, pursuant to the Agreement and following the consideration and recommendation of the Governance Committee of the Board, the Board appointed BMO’s successor Investor Designate, Catherine Roche, as Mr. Robertson’s replacement to serve as a Class II director of the Company. Ms. Roche currently serves as Head, Office of Strategic Management, BMO Financial Group.

Ms. Roche will not currently serve on any of the committees of the Board nor will she currently receive compensation from the Company for her service as a director on the Board. In connection with the appointment of Ms. Roche to the Board, the Company intends to enter into the same Indemnification Agreement with Ms. Roche that it has entered into with its other directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: August 22, 2016	By:	/s/ Mark S. Flynn
		Name:	Mark S. Flynn
		Title:	Executive Vice President, General Counsel and Secretary